EXHIBIT 99.1

Dana Announces Leadership Transition and Actions to Accelerate Value Creation

Appoints Current Dana Director R. Bruce McDonald as Chairman and CEO

Announces Plan to Sell Off-Highway Business

Initiates $200 Million Cost Reduction Plan

Confirms 2024 Full-Year Guidance Ranges for Sales, Adjusted EBITDA and Free Cash Flow

MAUMEE, Ohio, November 25, 2024 – Dana Incorporated (NYSE: DAN) today announced the appointment of R. Bruce McDonald, a member of the Dana Board of Directors, as Chairman and Chief Executive Officer, effective immediately. Mr. McDonald’s appointment follows the retirement of James Kamsickas as Chief Executive Officer and his departure from the Board. Mr. Kamsickas will remain as an advisor to the Company through March 2025 to support the transition. The Board has retained a leading executive search firm to identify the Company’s next permanent CEO.

Keith Wandell, Dana’s Lead Independent Director, said, “Jim is an exceptional leader with more than 18 years as a CEO in the industry. He led Dana through one of the industry’s most challenging periods while successfully building a high-performance culture, enabling a world-class manufacturing company and assembling a portfolio of leading products and technologies. The Board and Jim agreed that now is the right time to transition the leadership of Dana, and we thank Jim for his many contributions over his nine years leading the Company and wish him all the best.”

Mr. Kamsickas said, “I am proud of the work the Dana team has done over the past decade to grow revenues and successfully enhance the technology to serve all mobility markets no matter what type of propulsion they may use. It has been an honor to lead this talented global team during that time and I am confident the Company is well positioned for the future.”

Mr. Wandell continued, “We continue to have confidence in the long-term opportunity in the mobility industry, however it is undergoing a significant transformation, including protracted cost pressures and demand uncertainty. To address these challenges and deliver more value to customers and shareholders, Dana is taking action to streamline the business, unlock the value of its Off-Highway business and further reduce costs. Bruce is an experienced public company CEO in our industry with significant M&A expertise, and we are confident that he is the right person to oversee this transformation while the Board conducts a search for a permanent successor.”

Plan to Sell Off-Highway Business

Dana today also announced it has engaged financial advisors Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC to sell its Off-Highway business, which the Board believes will unlock substantial value for shareholders. The Off-Highway business provides drive and motion systems for heavy-duty vehicles in markets such as agriculture, materials handling, mining, construction and forestry. A sale will position Dana with a streamlined go-to-market approach focused on serving its light and commercial vehicle customers, with traditional and electrified products that are largely shared across the remaining portfolio. Proceeds from a potential sale will enable Dana to strengthen its balance sheet through substantially reduced leverage, and to return capital to shareholders.

While the Company and its advisors believe there is strong interest in the Off-Highway business, there can be no assurance that the sale process for Off-Highway will result in a transaction. There is no timeframe for the conclusion of the process, and the Company does not intend to comment further regarding this matter unless and until further disclosure is determined to be appropriate.

Cost Reduction Actions

While Dana continues to improve its profitability in a challenging operating environment, the Company announced further actions to support sustained long-term profitability and enhanced cash flow generation. This includes substantial reductions in selling, general & administrative costs across all the Company’s businesses and engineering expenses to match current industry dynamics, including the ongoing delay in the adoption of electric vehicles. The Company expects to deliver annualized savings of approximately $200 million by 2026. Furthermore, the Company plans to reduce capital spending to reflect the revised market demand for electric vehicles.

Bruce McDonald, Chief Executive Officer said, “Dana is committed to a strategy that accelerates value creation and has taken action to flex its cost structure and generate efficiencies by leveraging its core strengths through current market conditions. It is clear that further actions are needed, and I am confident that the new incremental cost reductions, paired with the benefits of a potential Off-Highway sale, will enhance shareholder value. Following the Off-Highway business sale, we believe Dana will have an adjusted EBITDA margin and free cash flow margin in excess of current levels.”

Mr. McDonald continued, “Dana is differentiated by leading technology innovation and a track record of continuous improvement. My conviction in our businesses, the team and the opportunities to capitalize on the EV transition over the long term remain strong. I look forward to stepping into my new role as CEO at such an important time for Dana and will work diligently alongside the Board and management team to deliver on these actions and drive value for Dana shareholders.”

Reaffirms 2024 Full-Year Guidance Ranges

Dana is also reaffirming its previously announced guidance ranges for sales of $10.2 to $10.4 billion, Adjusted EBITDA of $855 to $895 million and free cash flow of $90 to $110 million for full year 2024, as outlined in the Company’s third quarter 2024 earnings announcement on October 30, 2024.

About R. Bruce McDonald

R. Bruce McDonald is a senior executive with over 30 years of experience in the automotive and manufacturing industries and significant expertise. Mr. McDonald has been a member of the Dana Board of Directors since 2014. He is also the retired chairman and chief executive officer of Adient plc., a global mobility supplier. He previously served as executive vice president and vice chairman of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions from 2014 to 2016.

Mr. McDonald also served as executive vice president and chief financial officer of Johnson Controls from 2005 to September 2014. Before joining Johnson Controls as vice president and corporate controller in 2001, he was vice president for finance at TRW Automotive.

Prior to his appointment as Chairman of the Board, Mr. McDonald served on Dana's Audit Committee and as chair of the Nominating and Corporate Governance Committee.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates, and projections about our industry and business, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," and similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $10.6 billion in 2023 with 42,000 people in 31 countries across six continents. With a history dating to 1904, Dana was named among the "World's Most Ethical Companies" for 2023 and 2024 by Ethisphere and as one of "America's Most Responsible Companies 2023" by Newsweek. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer. Learn more at dana.com.

Craig Barber, +1-419-699-4990, craig.barber@dana.com